Exhibit 10.4

FOURTH AMENDMENT TO COMPENSATION AND NON-COMPETITION AGREEMENT

This amendment (“Amendment”) dated as of the 10th of January, 2006, amends that certain Compensation and Non-Competition Agreement (the “Agreement”) between Regis Corporation, a Minnesota corporation (hereinafter referred to as the “Corporation”) and Myron Kunin (hereinafter referred to as “Employee”), dated May 7, 1997, as amended by amendments dated November 21, 1997, February 9, 2000 and May 28, 2004.

WHEREAS, the Alberto-Culver Company, a Delaware corporation (“Distributing”), Sally Beauty Company, Inc., a wholly-owned subsidiary of Distributing (“Spinco”), the Corporation and a wholly owned subsidiary of the Corporation, propose to enter into certain agreements pursuant to which (i) Distributing will distribute all of the shares of Spinco common stock to the stockholders of Distributing and (ii) the Corporation (or an affiliate of the Corporation) and Spinco will merge and the Corporation will issues shares of its common stock to the former stockholders of Spinco (collectively, the “Transactions”); and

WHEREAS, in connection with the Transactions, Employee and the Corporation wish to enter into this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     All capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Agreement.

2.     In order to resolve all issues that could arise with respect to the Agreement by reason of the Transactions, the Employee, on behalf of the Employee and any person claiming through the Employee, and the Corporation hereby agree that the Transactions, however effected, shall not be deemed, singly, in the aggregate, or in combination with any other event, to constitute a Change in Control for purposes of the Agreement.  Accordingly, the payments and benefits to which the Employee would be entitled under the Agreement as a result of a Change in Control shall not become due or payable to the Employee as a result of the Transactions.

3.     In consideration for entering into this Amendment, the parties agree that if (a) the Corporation terminates the Employee’s employment without Cause on or before the second anniversary of the closing date of the Transactions, and (b) a Change in Control has not occurred during such two-year period, then the Employee shall be entitled to receive, in a lump sum payable six months after the date of such employment termination, a payment in an amount equal to $20,000.  Such amount shall be in addition to the continued payment of the Employee’s annual compensation following employment termination as provided by Sections 2 and 3 of the Agreement, disregarding Section 7 thereof.

4.     The Agreement is hereby amended by adding the following paragraph 8 thereto:

8.             Compliance with Section 409A

All amounts payable under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be subject to amendment by the Corporation without any further action required on the part of Kunin to the extent the Corporation deems necessary and desirable in its sole discretion to avoid any tax or penalty under such Section 409A.  If on the date of separation from service with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Section 414 of the Code, Kunin is a “specified employee” (as defined in Section 416(i) of the Code) of a publicly traded company, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, the payment of the benefits payable under the Agreement that fall within the definition of “deferred compensation,” as such term is applied under such Section 409A, shall commence as of the first day on which payment could be made without triggering any tax or penalty under such Section 409A.

5.     Except as set forth in this Amendment, all terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date above first written.

REGIS CORPORATION

By:	/s/ Eric Bakken
Name: Eric Bakken
Title: Vice President

/s/ Myron Kunin
Myron Kunin